<U>EXHIBIT 8.1              OPINION REGARDING TAX MATTERS</U>
March 14, 2000

INFINITE NETWORKS CORPORATION
401 HARITON COURT
NORFOLK, VA 23505
(757) 440-0551

To all interested parties,

     As Chief Financial Officer of Infinite Networks Corporation, I have reviewed the Financial Statements and offer the following opinion.
Infinite Networks Corporation, formerly known as Harrison Digicom, has had no taxable income to date. For this reason, no tax has been paid. Once taxable income is realized, the appropriate taxes will be paid.
Sincerely,

   <U>DENTON GUTHRIE</U>
DENTON GUTHRIE
3-14-00